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                                                                 Exhibit 10.17.2

                               CONTRACT OF SERVICE

                                     between

                               POET Software GmbH
                               hereafter "Company"
  represented by the Shareholders' Meeting, this in turn represented by all of the shareholders

                                       and

                                Mr. Ludwig Lutter
                           hereafter "General Manager"

                                    Section 1

                                    ACTIVITY

1. By Shareholders' resolution on May 22, 2002 the shareholder appointed the General Manager to be General Manager. This appointment does not exclude the appointment of further General Managers.

2. The General Manager shall conduct the business of the Company conscientiously with the care of a proper businessman and shall exercise in a responsible way the duties assigned to him by the law, articles of incorporation, contract and where necessary general codes of practice and rules of procedure. In particular he shall also obey the basic principles of the Company's business plan.

3. The Managing Director's main activity comprises the responsible management and supervision of the Company including the initiation, co-ordination and execution of all procedures.

4. When appointing additional General Managers, the tasks of the management can be specified by the Shareholders' Meeting. The Managing Director shall co-ordinate his activities with the other General Managers in a helpful and considerate manner.

                                    Section 2
                            SHAREHOLDERS' RESOLUTIONS

1.    The General Manager is bound by the resolutions of the Shareholders'
      Meeting.

2. In particular, the Shareholders' Meeting can define general guidelines regarding the conduct of business transactions.

3. Moreover theShareholders' Meeting can issue binding rules of procedure defining the demarcation of the areas of activity of the General Managers.

4. Subject to further instructions by the Shareholders' Meeting, the management activities listed in Appendix 1 require the consent of the Shareholders' Meeting.

5. Consent can already be granted in advance, including for individual groups of transactions. Inclusion in the adopted annual budget counts as consent, unless a reservation was attached to its adoption in this respect.



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                                    Section 3
                                    DURATION

1. This Contract of Service begins on April 1, 2002 and is entered into for an unspecified period of time.

2. It ends at the latest with the expiry of the month in which the General Manager completes the 60th year of his life.


                                    Section 4
                              TERMINATION/DISMISSAL

1.    Regular termination

      Both parties can terminate this contract with a period of notice of 6
      (six) months to the end of each calendar-month-year.

      In case of doubt, the dismissal of the General Manager according to shareholdership law, which can take place at any time, shall be interpreted as termination of this contract at the next possible time.

2.    Extraordinary termination

      The termination of this contract for serious reason remains unaffected. A serious reason for the Company exists in particular if the Managing Director violates the provisions of this contract or the restrictions concerning management that are imposed on him in the internal relationship.

3.    Leave of absence

      In every case of termination and independently of the effectiveness of the termination, and subject to his other rights, the Company can give the General Manager leave of absence from his activity for the Company.

4.    Termination of the contract must be in writing.


                                    Section 5
                             POWER OF REPRESENTATION

1. The General Manager represents the Company (alongside the other General Managers where necessary) legally and extrajudicially in accordance with the conditions of his appointment and the articles of incorporation.

2. The General Manager shall obey the restrictions imposed on him by this contract, the articles of incorporation, the law, an instruction or a resolution by the Shareholders' Meeting.

                                    Section 6
                                  REMUNERATION

1. The General Manager shall receive as remuneration for his work an annual gross salary amounting to EURO 95,049.00 payable in conformity with the statutory deductions in 12 equal instalments, each at the end of every calendar month.



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2.    At the beginning and end of this Service Contract, the remuneration will be paid pro rata temporis (= in proportion to time).

3.    No employer's pension commitment exists.

4. The remuneration according to this provision is the settlement for the entire activity by the General Manager, in particular where necessary also that for subsidiary, part-owned or other companies or on Sundays and public holidays. Insofar as the General Manager receives remunerations for such activities directly from the companies involved, these shall be off-set against the remuneration according to this contract, except as expressly agreed otherwise.

                                    Section 7
                                 OTHER BENEFITS

1. For the duration of this contract the Company shall make available to the General Manager a company car in the superior middle category, which he can also use privately. The income tax on the monetary value benefit of private use shall be borne by the General Manager. Section 12 applies accordingly.

2. The Company shall insure the General Managers against accident to the usual and appropriate amount.

3. The Company is obliged to refund to the General Manager necessary and appropriate expenses, including travel and hospitality costs, in accordance with the company's internal guidelines were necessary. In each individual case the expenses shall be proved in accordance with the tax regulations, except where permitted fixed rate amounts are accounted pursuant to the tax regulations.

4. The General Manager has an entitlement to a capital sum (endowment) life insurance (direct insurance) in accordance with the provisions of Section 40 b of the EStG (Income Tax Law).

                                    Section 8
                                     HOLIDAY

1.    The General Manager is entitled to an annual holiday of 28 working days.

2. If necessary, the time of the holiday shall be mutually agreed with the other General Managers and with the Shareholders' Meeting, the Company's needs being safeguarded.

3. The holiday entitlement expires at the latest on 31st March of the following year. There is no entitlement to compensation for days of holiday that are not taken.


                                    Section 9
             CONTINUATION OF SALARY PAYMENT IN THE EVENT OF ILLNESS

1. In the event of illness or other impediment for which he is not to blame, the monthly remuneration (Section 6 Para. 1) will continue to be paid for a period of 6 months. The continuation of earnings shall take place until the termination of the Contract of Service at the latest.

2. Any benefits from third parties, for example based on legal liability claims or sickness insurances, shall be off-set against the Company's performances to the extent that as a result of these (benefits from 3rd parties) and the Company's performances the net earnings

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      that the General Manager would have had according to Section 6 Paras. 1 to
      3 if he had not been unable to work are exceeded.

3. If the General Manager dies during the term of the Service Contract, then where necessary his widow and his legitimate children provided that the latter have not yet completed the 25th year of their life and are still in pre-employment training, shall as joint creditors be entitled to the continuation of the monthly payment (Section 6 Para. 1) for the month of death and for the 3 following months. Para. 2 applies accordingly.


                                   Section 10
                          DUTIES, SECONDARY ACTIVITIES

1. The General Manager shall put his entire working efforts and their results as well as the whole of his experience and knowledge at the sole disposal of the Company. The working hours are governed by the duties arising and amount to at least 40 hours per week.

2. Every other employment aimed at earning income requires the prior written consent of the Shareholders' Meeting. The General Manager undertakes an obligation to give the Company advance notice of every secondary employment that may actually or possibly require permission.

3. The written consent of the Shareholders' Meeting is also required in order to undertake honorary offices that cause a not inconsiderable expenditure of work, as well as for appointments to a supervisory board, association committee or similar institution. The same also applies to a scientific, authorship, consultancy or similar activity.

4. The Shareholders' Meeting is permitted to refuse or, as is possible at any time, revoke its consent to a notified secondary activity only if the secondary activity involved, in itself or in conjunction with other secondary activities, gives reason to fear an impairment of the General Manager's activity for the Company or the Company's other needs.

5. On the termination of the service relationship and/or at the time leave of absence is given in the case of premature leave of absence, the General Manager shall - in response to a resolution by the Shareholders' Meeting, give up all appointments that he undertook and/or carried out on the basis of his activity or in relation to his activity in the Company.

                                   Section 11
                         BUSINESS AND COMMERCIAL SECRETS

The General Manager undertakes an obligation to keep secret without reservation all business and commercial secrets. The General Manager's obligation to maintain secrecy continues to apply beyond the termination of the contractual relationship.

                                   Section 12
                             SURRENDER OF DOCUMENTS

On the termination of this service contract and/or at the time leave of absence is given in the case of leave of absence at an earlier time, the General Manager is obliged to give back to the Company, without delay and unrequested, all documents, recordings and other materials that are connected with his activity as General Manager or affect the Company's affairs. The General Manager is not entitled to exercise a right of retention on such items.



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                                   Section 13
                             INVENTIONS, COPYRIGHTS

1. The General Manager shall provide the Company in advance with a written listing of all of the commercial proprietary rights and copyrights that belong to him or in which he has a power of disposal (in particular a licence) or any other kind of interest.

2. Copyright and commercial proprietary rights, especially rights to inventions or technical improvements, which the General Manager has made or developed during his activity for the Company or in connection with his activity for the Company or based on experiences arising from his activity for the Company or based on the Company's work shall belong solely to the Company. The General Manager now already assigns all of the corresponding rights to the Company, which accepts this assignment. The Company is not obliged to pay any additional remuneration in this respect. In the absence of the General Manager's status as an employee, the Employee's Inventions Act shall not apply.

3. Accordingly, the General Manager now already transfers to the Company, which accepts the transfer, the exclusive use free of charge of any copyrights arising in his person on any works created in connection with his activity or based on his experiences arising from his activity for the Company or based on the Company's works.

                                   Section 14
                              CONCLUDING PROVISIONS

1. The parties assume, by agreement and without further checking by the Company, that the application documents submitted by the General Manager are correct and complete.

      This contract contains all of the agreements by the parties. Except where separately mentioned, no subsidiary agreements exist. Changes to the contract must be in writing in all cases, which also applies to the foregoing half-sentence.

2. If individual provisions of this contract are or become ineffective, this does not affect the effectiveness of the other provisions. A ruling that approximates as closely as possible to the commercial purpose of the ineffective provision shall count as agreed in place of the ineffective provision. The same shall apply in the event that the contract contains loopholes.

3. Insofar as permissible, the place of fulfilment and place of jurisdiction for all disputes that may possibly arise from this contract is the Company's registered office.

4. All manifestations of intent by the General Manager that affect this contract shall be addressed to the Shareholders' Meeting. All of the rights reserved to the Shareholder's Meeting in this contract can where necessary be exercised by an advisory committee.


----------------------------------------
Place, Date, POET Holdings Inc.





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----------------------------------------
Place, Date, Ludwig Lutter


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APPENDIX 1: TRANSACTIONS REQUIRING CONSENT:

-     Calling in inpayments on original capital shares and surcharges

-     Consent to the splitting of participations

- Appointment and dismissal of procurists and authorised agents for the entire business operation

- Granting and termination of any sharings in the Company's profit, especially sleeping shareholder's interests, party legal relationships and bonuses.

- Conclusion and termination of company premises leases, business management agreements and company transfer agreements and contracts that may result in a significant restriction of potential entrepreneurial activities by the Company.

-     Disposal of the Company's assets as a whole or a significant part of them

- Founding and winding up companies or businesses, acquisition and disposal of holdings in other businesses, the conclusion, modification and termination of shareholdership agreements

- The setting up, acquisition, closure and disposal of operations, partial operations or branches

- The acquisition, disposal or charging of pieces of land and rights equivalent to pieces of land

- The disposal of commercial proprietary rights and the conclusion or termination of patent, licence, know-how and co-operation contracts

- The conclusion and termination of marketing/distribution contracts and the entering into of supply conditions

-     The taking of loans exceeding (individually or in total) ERRURO 25,000.-

- Investments exceeding (individually or in total) EURO 25,000.- as well as investments leading to the budget being exceeded by more than 10% (individually or in total)

- The initiation of development projects with a volume of (individually or in total) more than 0.5% of turnover but at least EURO 13,000.-

- Provision of securities, issue of sureties and guarantees and entering into obligations arising from bills of exchange which (individually or in total) exceed EUR 50,000.-; the usual warranty for the Company's products is excepted.

- Appointment and dismissal of employees, if their emolument exceeds 1.5 times the respective contribution upper income limit in the pension insurance fund



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-     Consent to secondary activities by employees, insofar as the requirement for consent arises from the appointment relationship involved

- Grant of retirement payment or pension commitments; any possible pension promises for General Managers or Shareholders, together with their costs to the Company shall be considered a part of salary

- Entry into other contracts as a result of which the Company incurs expenses or obligations exceeding (individually or in total) EURO 13,000.-, except for transfer transactions in the context of the normal course of business

-     Internal organisational changes of significant importance

- Decisions concerning items whose result is comparable to one of the aforementioned points

-     All other unusual management actions

The aforementioned actions do not need the required consent insofar as they are already included in an annual budget adopted without reservation.



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